EXHIBIT 10.50

U.S. HOME SYSTEMS, INC. AND SUBSIDIARIES

EXECUTIVE CASH BONUS PLAN

1. Purpose. The purpose of the U.S. Home Systems, Inc. and Subsidiaries Executive Cash Bonus Plan (the “Plan”) is to recognize the importance of the contributions of certain executive officers and key management (“Participants”) of U.S. Home Systems, Inc. (“USHS”) and its major subsidiaries, U.S. Remodelers, Inc. (“U.S. Remodelers”), USA Deck, Inc. (“USA Deck”) and First Consumer Credit, Inc. (“FCC”) (collectively, the “Company”) to the Company’s continued success and to reward such contributions by establishing a plan to award such Participants cash bonuses. Notwithstanding the foregoing, the conditions subject to which any bonuses may become payable to a Participant under the Plan are based upon such considerations as the Compensation Committee of USHS’s Board of Directors (the “Committee”) may deem appropriate including, but not limited to, the Company’s general financial condition and results of operations, the Participant’s individual performance and the impact the Participant’s individual contributions had upon the over all success of the Company and its major subsidiaries.

2. Administration. The Plan shall be administered by the Committee. No member of the Committee shall be entitled to receive any form of compensation under the Plan. The Committee may delegate to any individual member of the Committee, any employee or employees of the Company, or any independent contractor the authority to act as the Committee’s agent with respect to any matter within the control of the Committee concerning the Plan, provided such delegation of authority shall be subject to revocation by the Committee.

3. Participants. On or before February 28 of each fiscal year, the Committee, in its sole discretion, may select the executive officers and key management, if any, of USHS and its subsidiaries eligible to receive bonus awards under the Plan for the current or subsequent fiscal years. For the fiscal year 2004, the Participants eligible to receive bonus awards under the Plan are Peter Bulger, President and Chief Executive Officer of U.S. Remodelers, Steven Gross, Vice President of Marketing for U.S. Remodelers, Dan Betts, President and Chief Executive Officer of USA Deck, Jim Borschow, President and Chief Executive Officer of FCC, Murray Gross, Chief Executive Officer of USHS, Robert DeFronzo, Chief Financial Officer of USHS, and Richard Goodner, Vice President—Legal Affairs and General Counsel for USHS and such other individuals as may be selected pursuant to the provisions of Sections 6 (B), (C) and (D) below.

4. Amount of Cash Bonus Pool. On or before February 28 of each fiscal year, the Committee, in its sole discretion, shall set the amount of the cash bonus pool available for distribution for the fiscal year to the designated executives and key management of USHS, U.S. Remodelers, USA Deck and FCC. The cash bonus pool available for distribution shall equal a percentage (as determined by the Committee) of the pre-tax profit (prior to bonus pool allocations), for the applicable fiscal year for each of USHS, U.S. Remodelers, USA Deck and FCC or such other amount as determined by the Committee. The pre-tax profit for a fiscal year for each of USHS, U.S. Remodelers, USA Deck and FCC shall be based upon the Company’s financial statements for such fiscal year as audited by the Company’s independent public accountants. When the Committee identifies the Participants in accordance with Section 3 and allocates the amount of a cash bonus pool available for distribution to a Participant, then the bonus for that fiscal year has been awarded and may not be revoked.

5. Allocation of Cash Bonus Pool. After fiscal year 2004, neither the Company nor the Committee is under any obligation to award bonuses under the Plan to any Participant for any fiscal year, except as may be specifically required by the terms of a Participant’s employment contract with the Company. Any portion of the cash bonus pools that are not paid in a given fiscal year may be utilized by the Company as working capital. The Committee has established the amount of bonuses to be awarded under the Plan for fiscal year 2004. After fiscal year 2004, the amount of any bonus awarded to a Participant under the Plan shall be established by the Committee in its sole discretion in accordance with Section 4 herein.

6. Cash Bonus Plan for Fiscal Year 2004. Notwithstanding anything herein to the contrary, in no event will a Participant receive an annual bonus in an amount greater than his annual base salary for the fiscal year. For the fiscal year ended December 31, 2004 and unless changed by the Compensation Committee with the approval of the Board of Directors, for any succeeding fiscal year, the following bonus pool allocations and awards to the designated Participants shall be effective:

(A) U.S. Remodelers. A bonus pool for executive officers of U.S. Remodelers shall be allocated in the amount equal to 9% of the pre-tax profit of U.S. Remodelers. Peter Bulger, President and Chief Executive Officer of U.S. Remodelers shall receive a cash bonus equal to 5% of the pre-tax profit of U.S. Remodelers. Steven Gross, Vice President of Marketing, shall receive a cash bonus equal to 4% of the pre-tax profit of U.S. Remodelers.

(B) USA Deck. A bonus pool for executive officers and key management personnel of USA Deck shall be allocated in the amount equal to 10% of the pre-tax profit of USA Deck. Dan Betts, President and Chief Executive Officer of USA Deck shall continue to receive a cash bonus equal to 5% of the pre-tax profit of USA Deck in accordance with the terms of his employment agreement. The remaining bonus pool equal to 5% of the pre-tax profit of USA Deck may be allocated and awarded to executive officers and key management personnel of USA Deck as determined in the sole discretion of Dan Betts and Murray Gross, with Murray Gross having the absolute right to make a final decision in the event of a disagreement between Messrs. Betts and Gross.

(C) FCC. A bonus pool for executive officers and key management personnel of FCC shall be allocated in the amount equal to 10% of the pre-tax profit of FCC. Jim Borschow, President and Chief Executive Officer of FCC shall continue to receive a cash bonus equal to 5% of the pre-tax profit of FCC in accordance with the terms of his employment contract. The remaining bonus pool equal to 5% of the pre-tax profit of FCC may be allocated and awarded to executive officers and key management personnel of FCC as determined in the sole discretion of Jim Borschow and Murray Gross, with Murray Gross having the absolute right to make a final decision in the event of a disagreement between Messrs. Borschow and Gross.

(D) USHS. A bonus pool for executive officers and key management personnel of USHS shall be allocated in the amount equal to 10% of the consolidated pre-tax profit of USHS. Murray Gross shall receive a cash bonus equal to 5% of the consolidated pre-tax profit of USHS. The remaining bonus pool equal to 5% of the consolidated pre-tax profit of USHS shall be allocated and awarded, as determined by Murray Gross in his sole discretion, to Robert DeFronzo, Chief Financial Officer of USHS, Richard Goodner, Vice President—Legal Affairs and General Counsel for USHS and such other executives and key management personnel of USHS as determined by Murray Gross in his sole discretion.

7. Payment of Bonuses.

(A) Payment of Quarterly Draws. Each Participant shall receive a quarterly draw against his awarded annual bonus under the Plan. The amount of each quarterly draw for each Participant shall be calculated by multiplying (.75) times (the Participant’s allocated percentage of pre-tax profit) times (the actual quarterly pre-tax profit of the designated company). The actual quarterly pre-tax profit of the designated company shall be determined from the financial statements included with the USHS Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Participants shall receive each quarterly draw within 60 days after the end of each of the first three quarters of the Company’s fiscal year (the “Quarterly Draw Date”). The difference between the aggregate amount of the quarterly draws paid to a Participant and that Participant’s actual awarded annual bonus shall be paid no later than 15 days after the date of the Company’s receipt from its independent accountants of its audited financial statements for such fiscal year (the “Final Bonus Payment Date”). All bonuses awarded under the Plan shall be fully paid no later than the Final Bonus Payment Date.

(B) Repayment of Quarterly Draws. If there is an overpayment of a bonus to a Participant for any fiscal year as a result of such Participant receiving quarterly draws against the awarded annual bonus, the Committee may determine in its sole discretion to: (1) have such overpayment deducted from the Participant’s next fiscal year’s bonus; (2) require the Participant to return the amount of the overpayment to the Company within three months after demand is made by the Committee; or (3) forgive the repayment by the Participant of the overpayment.

8. Termination of Employment. A Participant’s right to receive payment of a bonus under the Plan if Participant’s employment is terminated prior to the end of the fiscal year shall be determined as follows:

(A) Participant shall be entitled to receive a bonus payment on or before the Final Bonus Payment Date in an amount equal to the annual bonus the Participant would have received had his employment not been terminated prior to the end of the fiscal year, divided by 52, multiplied by the number of weeks that the Participant was employed by the Company during the fiscal year, less any quarterly draws received by the

Participant, provided that the Participant’s employment with the Company was terminated under any of the following circumstances:

(1) by the Company without “Just Cause” as defined in that Participant’s employment agreement with the Company or its subsidiaries, or as defined by Section 9(A) below if the Participant does not have an employment agreement with the Company or its subsidiaries or such employment agreement does not define “Just Cause” or an equivalent term; or

(2) by the Participant with “Good Reason” as defined in that Participant’s employment agreement with the Company or its subsidiaries, or as defined by Section 9(B) below if the Participant does not have an employment agreement with the Company or its subsidiaries or such employment agreement does not define “Good Reason” or an equivalent term; or

(3) by the Participant’s death; or

(4) by the Participant’s “disability” as defined in that Participant’s employment agreement with the Company or its subsidiaries, or as defined by Section 9(C) below if the Participant does not have an employment agreement with the Company or its subsidiaries or such employment agreement does not define disability or an equivalent term; or

(5) by the expiration of the Participant’s employment agreement with the Company or its subsidiaries; or

(6) in the case of Murray Gross, the conversion of his employment agreement to a consulting agreement.

(B) If, prior to the end of the fiscal year, a Participant’s employment with the Company is terminated by the Company with “Just Cause,” or by the Participant without “Good Reason,” or for any reason not listed in Section 8(A)(1)-(6), then the Participant shall not be eligible to receive any bonus hereunder and the Committee shall have the authority pursuant to Section 7(B) herein to determine in its sole discretion whether the Participant will be required to repay any quarterly draws he has received during the fiscal year.

9. Definitions.

(A) If a Participant does not have an employment agreement with the Company or its subsidiaries, or such employment agreement does not define the term “Just Cause” or an equivalent term, then for purposes of Section 8(A)(1) of this Agreement, the Company has “Just Cause” to terminate a Participant’s employment in any of the following events:

(1) the Participant’s commission of any act of fraud, embezzlement or misappropriation materially prejudicial to the Company’s best interest; or

(2) a final conviction of the Participant, after all available appeals have been exhausted, of a felony, which in the reasonable judgment of the Board of Directors materially affects Participant’s ability to perform his duties with the Company; or

(3) the failure or refusal of Participant to devote substantially all of his business time, ability, attention, efforts, and energy to the Company during regular business hours; or

(4) the failure or refusal of Participant to materially comply with the Company policy concerning harassment and discrimination in the workplace.

(B) If a Participant does not have an employment agreement with the Company or its subsidiaries, or such employment agreement does not define the term “Good Reason” or an equivalent term, then for purposes of Section 8(A)(2) of this Agreement, the Participant has “Good Reason” to tender his resignation within 30 days of the occurrence of any of the following events:

(1) any substantial reduction in title, position, responsibilities, or duties of the Participant; or

(2) any reduction in the annual salary of Participant; or

(3) a change in control of USHS.

(C) If a Participant does not have an employment agreement with the Company or its subsidiaries, or such employment agreement does not define the term “disability” or an equivalent term, then for purposes of Section 8(A)(4) of this Agreement, the term “disability” shall mean that the Participant is unable to perform his employment duties due to injury, illness, or other physical or mental impairment during one consecutive 90-day period, which incapacity is, in the Committee’s judgment, prejudicial to the ability of Participant to perform his employment duties for the Company.

(D) If a Participant does not have an employment agreement with the Company or its subsidiaries, or such employment agreement does not define a “change in control of USHS,” then for purposes of Section 9(B)(3) of this Agreement, a “change in control of USHS” will be deemed to have occurred upon any one of the following events: (a) any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than USHS (including its subsidiaries, directors, and executive officers) has become the beneficial owner, within the meaning of Rule l3d-3 under the Exchange Act, of fifty percent (50%) or more of the combined voting power of USHS’s then outstanding Common Stock or equivalent in voting power of any class or classes of USHS’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”); or (b) shares representing fifty percent (50%) or more of the combined voting power of USHS’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by USHS or its subsidiaries or affiliates); or (c) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of USHS before the Transaction shall cease to constitute a majority of the Board of Directors of USHS or of any successor to USHS; or (d) USHS is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of USHS, other than (i) any party to such merger or consolidation, or (ii) any affiliates of any such party; or (e) USHS transfers more than fifty percent (50%) of its assets, or the last of a series of transfers results in the transfer of more than fifty percent (50%) of the assets of USHS, to another entity that is not wholly owned by USHS or (vi) the Board of Directors of USHS approves a resolution that for purposes of this Plan that a “change in control of USHS” has occurred. For purposes of Subsection (e) herein, the determination of what constitutes fifty percent (50%) of the assets of USHS shall be made by the Board of Directors of USHS, as constituted immediately prior to the events that would constitute a change in control if fifty percent (50%) of USHS’s assets were transferred in connection with such events, in its sole discretion.

10. Amendment or Discontinuation. The Plan may be amended or discontinued by the Committee or the Board of Directors with respect to any fiscal year provided, however, that such amendment or discontinuance of the Plan shall not adversely affect the right of a designated Participant to receive a previously awarded and unpaid bonus or alter or change the amount, terms of payment or other conditions of the previously awarded and unpaid bonus without the written consent of such Participant.

11. Effect of Plan. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any officer, employee or other Participant any right to be awarded a bonus under the Plan beyond the fiscal year 2004. Nothing in this Plan shall be construed as conferring upon any Participant the right to continue in the employ of USHS or its subsidiaries in any capacity. Bonuses paid under this Plan to a Participant shall not preclude the Committee from granting bonuses to such Participant or any employee of the Company outside of this Plan. In the event bonuses are granted by the Committee to a Participant outside of this Plan, such bonuses shall have no effect on the amount of the bonus payable to such Participant under this Plan.

12. Heirs, Legal Representatives, Successors, and Assigns. The right to receive payment hereunder is hereby expressly declared to be personal, nonassignable, and nontransferable except by will or intestacy and in the event of any attempted assignment or transfer of such rights contrary to the provisions hereof, the Company and Committee shall have no further liability for payments hereunder.

13. Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Texas.

14. Effective Date of Plan. This Plan is effective for the fiscal year beginning January 1, 2004 and subsequent fiscal years thereafter until discontinued by the Committee or the Board of Directors as a whole.

15. Board of Directors. This Plan was approved, confirmed and ratified by the Board of Directors on February 5, 2004.